Exhibit 99.1

Contact Will James, Vice President Corporate Development & Investor Relations will.james@mrcpvf.com 832-308-2847

MRC GLOBAL INC. PRICES INITIAL PUBLIC OFFERING

HOUSTON – April 11, 2012 – MRC Global Inc. (NYSE:MRC) announced today that it has priced its initial public offering of 22,727,273 shares of common stock at $21.00 per share. MRC Global Inc. is offering 17,045,455 shares, and a selling stockholder is offering 5,681,818 shares. The shares are expected to begin trading tomorrow, April 12, on the New York Stock Exchange under the ticker symbol MRC. The selling stockholder in the offering has granted the underwriters a 30-day option to purchase up to 3,409,091 additional shares at the initial offering price, less the underwriting discounts and commissions. MRC Global Inc. will not receive any proceeds from the sale of shares by the selling stockholder in this offering, including proceeds from any exercise by the underwriters of their option to purchase additional shares.

Goldman, Sachs & Co. and Barclays are serving as joint book-running managers. BofA Merrill Lynch, Baird and Wells Fargo Securities are serving as lead managers. Raymond James, William Blair & Company and Stephens Inc. are serving as co-managers.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. The offering of these securities is being made only by means of a written prospectus forming part of the effective registration statement. Copies of the final prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from:

Goldman, Sachs & Co.

Attn: Prospectus Department

200 West Street, New York, NY 10282

Telephone: 866-471-2526

Email: prospectus-ny@ny.email.gs.com

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Ave.

Edgewood, NY 11717

Telephone: 888-603-5847

Email: barclaysprospectus@broadridge.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About MRC Global Inc. – Global Supplier of Choice®

Headquartered in Houston, Texas, MRC is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors.

###